Exhibit 99.3

3Q24 Earnings Presentation Script October 30, 2024

Genesis White

Good morning everyone and thank you for joining Windstream’s third quarter 2024 earnings conference call.

Joining me on the call today are:

●	Paul Sunu, our CEO, and

●	Drew Smith, our CFO and Treasurer

To accompany today’s call, we have posted the presentation slides and supplemental schedule on our various investor websites. If you do not have access to these websites, please reach out to me at Genesis dot White at windstream dot com.

Our financial statements, prepared in accordance with U.S. GAAP, will be available by mid- November to our lenders and investors, in compliance with the terms of the Credit Agreement, Indenture, and Amended and Restated LLC Agreement.

Today’s discussion includes statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties and the disclosure to our forward-looking statements will be contained in our financial statements. Let me now turn it over to Paul Sunu.

Paul Sunu

Good morning and thank you for joining us.

Today, we are pleased to share with you our third quarter results, which showed solid financial and operational performance across our business and demonstrated progress towards our 2024 priorities, as shown on Slide 4.

We have been focused on quality this year and every segment of our operations from construction to installation to repair and care are all showing solid improvements.

As a result, we are delivering better service and this is showing up in the near 9% year-to- date reduction in our overall consumer broadband disconnects, excluding ACP.

We are focused on providing an outstanding service experience to our customers and the communities we serve.

This is exemplified by our recovery and restoration initiatives from the recent hurricanes in the Southeast this quarter.

As you know, last quarter, we were impacted by tornados and wildfires that tore through a number of our exchanges.

However, Hurricane Helene impacted a far wider swath of our service territory.

At its peak, over 20 percent of our customer base was out of service but through the valiant efforts and dedication of our construction and repair teams, we have made significant progress and are, for the most part, back to normal operations.

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Whether helping to clear impacted areas, restoring service or providing meals and water, our teams continue to demonstrate the very essence of our commitment to quality, service and community.

Let’s turn to Slide 5, which provides an overview of our third quarter financial and operational highlights.

For the quarter, we delivered adjusted EBITDAR of $361 million, which was up approximately 2% for the full year.

Within Kinetic, our consumer revenues declined 2% for the full year.

These results include the impact of funding elimination from the ACP, which began in May. We remain hopeful that Congress will address the need to continue this support mechanism.

In the meantime, as previously reported, we are continuing for the time being a $30 monthly credit to this cohort.

As a reminder, this impact is included in our 2024 guidance that was provided in February.

Turning to slide 6, we extended our fiber coverage by constructing over 136,000 consumer premises so far this year, bringing our total to approximately 1.6 million consumer premises passed.

And this represents 36% coverage of our Kinetic footprint as outlined on slide 7.

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While we are making steady progress on our RDOF and PPP builds, the pace of construction has slowed over the past two quarters.

This is driven in large part by the shift in resources toward restoration initiatives arising from the higher storm- and fire- related activity experienced in our footprint over the past two quarters, as well as delays in permitting.

Permitting is an industry-wide challenge and as you know there has been advocacy seeking to facilitate a more predictable timeline and faster flow through.

In the meantime, we are incorporating the anticipated permitting delays in our planning process to allow for smoother execution.

Our internal construction team continues to demonstrate their productivity and quality in execution.

Based on these demonstrated gains, we are ramping up our construction recruitment and training in advance of our anticipated level of future construction including BEAD.

Now let’s look at our fiber broadband subscribers, as seen on Slide 8.

Despite a challenging environment in the third quarter, we produced consistent fiber subscriber growth of 17,000 net additions.

We ended the quarter with 435,000 subscribers on our fiber network, representing a 27.3% penetration rate, an improvement of 40 basis points sequentially.

Additionally, you can see the performance from our Fiber Fast Start initiative on Slide 9, as our latest cohorts continue to show impressive penetration results.

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Furthermore, we launched our Fiber Forward initiative during the second quarter, which leverages the tactics and learning from Fiber Fast Start to reinvigorate our older cohorts.

While this program is still in its early stages, we are seeing encouraging improvements in the markets launched, including a 50 percent increase in sales.

These early indicators are a positive sign that our tactics are working and positions us well to continue to drive penetration in our older cohorts.

With the benefit to customer additions from these two marketing programs, as well as the churn improvements from our quality initiatives, we see opportunities ahead to further propel our fiber penetration.

Enterprise and Wholesale continued their solid performance.

Within Enterprise, we continue our focus on Strategic and Advanced IP portfolios, which now represent 88% of our total Enterprise Market service revenues on an annualized basis, excluding end-user surcharges.

Windstream Wholesale continues to demonstrate its technological prowess.

In partnership with Colt Technology and Nokia, Windstream Wholesale successfully trialed the first ever 800 Gigabit Ethernet service connecting London with Chicago over a production network.

Overall, I am pleased with the progress we made during the quarter and the operational momentum we are building through our quality initiatives.

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And finally, before we get to our financial results, let me address the progress on our planned merger with Uniti.

We recently completed refinancing efforts that position us well for a combined capital structure post close.

Drew will touch on this in greater detail.

In addition, we have received thirteen state approvals and have five state approvals in process.

We continue to defer to Uniti management on specifics of the transaction and the closing process, but from our perspective, this combination makes a lot of sense as it will bring the leased network assets back with our operations and creates the opportunity to unlock additional value from our Kinetic operations while eliminating certain complexity of the lease arrangement with Uniti.

The merger is expected to close in the second half of 2025, subject to customary closing conditions, including receipt of regulatory and Uniti shareholder approvals.

In the meantime, we remain focused on executing on our initiatives and running our day- to-day business, while providing support to Uniti where needed to close the transaction.

With that, let me now turn the call over to Drew to hit some of the highlights on the financial results.

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Drew Smith

Thank you, Paul, and good morning everyone.

First, I wanted to take time to highlight the financing transactions that we have recently completed. During the third quarter, we initiated, and successfully completed, a consent solicitation for our 2028 Senior First Lien Notes, which allows for the adoption of certain amendments to the related indenture. Effectively, these amendments will allow for the consolidation of Windstream and Uniti’s debt into a single capital structure following the merger. In addition, we completed refinancing transactions earlier this month which included the issuance of $800M in senior first lien notes, as well as a new $500M incremental term loan, both of which mature in 2031. This refinancing resulted in the repayment of our existing Term Loans, thus improving our debt maturity profile, as well as adding additional liquidity of over $300 million.

Turning to Slide 10, we show our third quarter financial results.

During the quarter, Windstream generated:

●	Total revenues of $916 million, and

●	Adjusted EBITDAR of $361 million, which was largely flat sequentially and translated into a consolidated margin of 39.4% during the quarter, an improvement of 250 basis points over last year’s levels. Additionally, the current quarter results include funding step-downs from the ACP program, as mentioned earlier. Excluding this, adjusted EBITDAR was flat year-over-year.

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Moving to our market-level business revenue trends:

Within Kinetic:

●	Service revenue was $512 million, which was down 3.5% year-over-year, with consumer service revenue down 4.7% year-over-year, driven mostly by the ACP funding step-downs. In addition, we saw strong growth in our next-generation subscriber base.

●	Kinetic consumer broadband ARPU of $87.26 was up slightly year-over-year, but down sequentially primarily due to impacts from the ACP wind-down

●	Next-Generation broadband subscribers grew by 16,700 during the quarter. This was offset by a loss of 29,200 DSL customers, resulting in a net decrease in total broadband units of 12,500 for the quarter.

Within Enterprise:

●	Service revenue was $279 million, down 19%, as legacy-TDM revenues continue to see ongoing declines as expected.

●	Notably, approximately 88% of Enterprise Market service revenues, excluding end- user surcharges, came from our Strategic and Advanced IP portfolios. These combined revenues were down 3.8% for the full year driven primarily by ancillary legacy products within this portfolio.

●	TDM and Other revenue declined approximately 55% year-over-year as we continue to execute our TDM exit strategy and transition customers to our strategic and advanced products, which produce a higher margin for the business.

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Within Wholesale:

●	Service revenue was $112 million, down 2.6% year-over-year, driven by declines in legacy revenues. Strategic revenues had solid performance during the quarter highlighted by high demand being seen from telecom, cable and content customers.

Turning to expenses:

●	Total cash expenses during the third quarter fell by $77 million, or 12%, year-over- year, as our quality and unification efforts across the company continue to deliver solid results.

On slide 11, I wanted to provide our regular update on our interconnection expense reduction activities. Our total interconnection and network facility expenses fell by 16% on a year-over-year basis during the third quarter. We reduced these total expenses on a recurring annualized basis by almost $120 million year-over-year. Notably, we still have $628 million of total interconnection expenses, of which $274 million are legacy TDM- related including network facilities expense. These expenses fell by 24% year-over-year. In particular, the Enterprise access and service delivery teams have fully exited 490 collocations associated with our TDM migration plans year-to-date.

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Transitioning to slide 12, Windstream has a strong balance sheet, and following the refinancing transactions mentioned earlier, we have no current debt maturities until 2028. As of September 30th, we ended with $373 million in total liquidity and a net debt to adjusted EBITDA ratio of 2.27x. We intend to use the incremental liquidity, of approximately $300 million created from the refinancing transactions, for general corporate purposes, which may include investments in our network, such as expansion and acceleration of our Kinetic fiber-to-the-home buildout. Overall, these transactions put us in a great position as it relates to the combined capital structure with Uniti post- merger close, while also providing opportunities for us to maximize our fiber build program.

As seen on slide 13, Windstream fully owns and operates substantial assets. Within our Kinetic markets, approximately 31% of our current fiber broadband consumers are on a network that is entirely owned and operated by Kinetic.

Our financial and operational guidance as seen on slide 14 remains unchanged, with the exception of the following updates to our fiber operational metrics:

●	Fiber Premises Constructed are now expected to be between 180,000 and 200,000 for the year to account for delays in permitting for our RDOF and PPP builds, as well as resource shifts to accommodate the major storm activity experienced in our footprint over the last several months that Paul mentioned earlier. This results in a shift of the remaining households, originally planned for this year, to early next year.

●	Further, fiber consumer customer additions are now expected to be 75,000 for the year to account for the slowdown in construction just mentioned. We remain encouraged by the performance in our fiber markets and are confident in our ability to reach our long-term penetration targets.

Now, I will turn the call back over to Paul for some closing comments.

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Paul Sunu

Thank you, Drew.

In closing, Windstream delivered solid financial and operational results across our business during the third quarter.

We continue to extend our fiber footprint within our Kinetic markets.

Based on improvements in our operations and service and the resulting reduction in our overall churn, we expect to accelerate our fiber build program beginning in 2025.

The ramp in our internal construction hiring and the work we are doing today to plan and engineer our 2025 builds, along with the additional funding from our recent refinancing, all contribute to the execution of our strategic vision to advance fiber deployment in our service areas.

We expect to meet our RDOF and PPP commitments and advance our strategic build locations including such attractive markets as Broken Arrow, Oklahoma.

While we expect to provide specifics around our 2025 guidance in our normal cadence, we did want to share with you the natural progression to market expansion and penetration that arises from quality-based operations.

We want to be the premier company for service and quality; the go-to company for the most reliable, resilient, and responsive network; and through our quality initiative, provide our customers with outstanding service experience.

With that, we can now open the call up for questions.

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